AMENDMENT TO

UNIT PURCHASE OPTION

This AMENDMENT TO UNIT PURCHASE OPTION (this “Amendment”), dated August 24, 2006, is made by and between Chardan North China Acquisition Corporation (the “Company”) and the holder designated on the signature page hereof (“Holder”), to that certain Unit Purchase Option referred to below.

WHEREAS, the Company issued that certain Unit Purchase Option, dated August 10, 2005 (the “Unit Purchase Option”) together with other similar unit purchase options in connection with the company’s initial public offering and Holder is the owner of the Unit Purchase Option; and

WHEREAS, the parties hereto have agreed that the Unit Purchase Option be amended as set forth herein to clarify the understanding between the parties with respect to the terms of the Unit Purchase Option effective as of the date of its issuance.

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto hereby agree as follows:

1. Amendment to the Unit Purchase Option. To reflect the original intention of the parties, Section 5.3 of the Unit Purchase Option is and shall be amended and restated in its entirety as follows:

“5.3 No Net-Cash Settlement or Damages Upon Failure of Registration. In no event shall the registered Holder of this Purchase Option be entitled to (i) net-cash settlement of this Purchase Option, regardless of whether any or all of the Registrable Securities have been registered by the Company pursuant to an effective registration statement, or (ii) receive any damages if any or all of the Registrable Securities have not been registered by the Company pursuant to an effective registration statement, subject to the requirement that the Company use its best efforts to have a registration statement or post-effective amendment filed pursuant to Section 5.1 declared effective as soon as possible after receiving the Initial Demand Notice.”

2. Reference to and Effect on the Unit Purchase Option. Upon the due execution and delivery of this Amendment by the parties hereto, on and after the date hereof each reference in the Unit Purchase Option to this “Purchase Option”, “hereunder”, “hereof”, “herein” or words of like import referring to the Unit Purchase Option shall mean and be a reference to the Unit Purchase Option, as amended hereby. Except as specifically amended above, the Unit Purchase Option shall remain in full force and effect and is hereby ratified and confirmed.

3. Execution in Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO UNIT PURCHASE OPTION as of the date first set forth above.

Chardan North China Acquisition Corporation

By:	/s/ Kerry Propper
Name: Kerry Propper
Title: Chief Financial Officer

EarlyBirdCapital, Inc.
(Holder)

By:	/s/ David M. Nussbaum
Name: David M. Nussbaum
(please print name)

Title: Chairman
(if signing in a representative capacity)